AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 23, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EMPIRE RESORTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-3714474
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

c/o Monticello Casino and Raceway

204 State Route 17B, P.O. Box 5013

Monticello, New York 12701

(845) 807-0001

(Address, including zip code and telephone number, including area code, of registrant’s principal executive offices)

Joseph A. D’Amato

Chief Executive Officer

Empire Resorts, Inc.

c/o Monticello Casino and Raceway

204 State Route 17B, P.O. Box 5013

Monticello, New York 12701

(845) 807-0001

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Douglas S. Ellenoff, Esq.

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, New York 10105

(212) 370-1300

Facsimile (212) 370-7889

As soon as practicable after the effective date of this registration statement

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

Note Regarding Registration Fees:

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price per Security (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $.01 per share	27,079,454	$14.40	$389,944,137.60	$39,267.37

(1)	In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended based upon the average of the high and low prices for the registrant’s common stock as reported on the NASDAQ Global Market on February 16, 2016.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 23, 2016

PROSPECTUS

27,079,454 SHARES OF COMMON STOCK

This prospectus relates to the reoffer and resale by the selling stockholder identified in this prospectus of up to an aggregate of 27,079,454 shares of common stock, par value $0.01 per share, of Empire Resorts, Inc. (the “Company,” or “we”). We will not receive any of the proceeds from the sale of the shares hereunder.

The selling stockholder (which term as used herein includes its donees, transferees or other successors in interest) may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholder may sell its shares of common stock in the section titled “Plan of Distribution.”

Our common stock is traded on the NASDAQ Global Market under the symbol “NYNY.” The last reported sale price on February 22, 2016, was $14.59 per share.

Investing in our common stock involves certain risks. You should carefully read and consider the section entitled “Risk Factors” on page 2 and the risk factors included in our periodic reports filed with the Securities and Exchange Commission and in this prospectus and, if any, in the relevant prospectus supplement. We urge you to carefully read this prospectus and the applicable prospectus supplement, together with the documents we incorporate by reference, before making your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated     , 2016

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Throughout this prospectus and the documents incorporated by reference herein or therein, we make “forward-looking statements”, as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include the words “may”, “would”, “could”, “likely”, “estimate”, “intend”, “plan”, “continue”, “believe”, “expect” or “anticipate” and similar words as well as our development and expansion plans, objectives or expectations and our liquidity projections.

Our forward-looking statements generally relate to our plans, objectives, prospects, and expectations for future operations and results and are based upon what we consider to be reasonable future estimates. Although we believe that our plans, objectives, prospects and expectations reflected in, or suggested by, such forward-looking statements are reasonable at the present time, we may not achieve or we may modify them from time to time.

Furthermore, there is no assurance that any positive trends suggested or referred to in such statements will continue. You should read this prospectus and the documents incorporated by reference herein or therein thoroughly with the understanding that actual future results, performance or achievements may be materially different from those expressed or implied by these forward-looking statements as a result of future developments, including the factors described in the “Risk Factors” sections of this prospectus and the sections of our Annual Report on Form 10-K for the year ended December 31, 2014 captioned “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

We disclaim any obligation, and do not plan, to update forward-looking statements even though our situation or plans may change in the future, unless applicable law requires us to do so.

ABOUT THE COMPANY

Overview

The Company was organized as a Delaware corporation on March 19, 1993, and since that time has served as a holding company for various subsidiaries engaged in the hospitality and gaming industries.

Through our wholly-owned subsidiary, Monticello Raceway Management, Inc. (“MRMI”), we currently own and operate Monticello Casino and Raceway, a 45,000 square foot video gaming machine (“VGM”) and harness horseracing facility located in Monticello, New York, 90 miles northwest of New York City. Monticello Casino and Raceway operates 1,110 VGMs, which includes 1070 video lottery terminals (“VLTs”) and 40 electronic game positions (“ETGs”). VGMs are similar to slot machines, but they are connected to a central system and report financial information to the central system. ETGs include the games of roulette, blackjack, craps and 3-card poker. We also generate racing revenues through pari-mutuel wagering on the running of live harness horse races, the import simulcasting of harness and thoroughbred horse races from racetracks across the country and internationally, and the export simulcasting of our races to offsite pari-mutuel wagering facilities.

On December 21, 2015, we, through a wholly-owned subsidiary, Montreign Operating Company, LLC (“Montreign”), were awarded a license (a “Gaming Facility License”), to be effective on the earlier of March 1, 2016, or upon payment of certain financial commitments required by the Upstate New York Gaming and Economic Development Act, by the New York State Gaming Commission (the “NYSGC”) to operate a resort casino (the “Casino Project”) to be located at the site of a four-season destination resort planned for the Town of Thompson in Sullivan County 90 miles from New York City (“Adelaar” or the “Adelaar Project”). The award of the Gaming Facility License follows our selection in December 2014 by the New York State Gaming Facility Location Board as the sole Catskill/Hudson Valley Region One casino applicant eligible to apply to the NYSGC for a Gaming Facility License.

The Adelaar Project is to be located on approximately 1,700 acres (the “EPR Property”) owned by EPT Concord II, LLC (“EPT”) and EPR Concord II, LP, each a wholly-owned subsidiary of EPR Properties Trust (“EPR”). The Casino Project, to be called “Montreign Resort Casino”, is part of the initial phase of the Adelaar Project, which will also include an Indoor Waterpark Lodge (the “Waterpark”), Rees Jones redesigned “Monster” Golf Course (the “Golf Course”) and an Entertainment Village, which will include retail, restaurant, shopping and entertainment (the “Entertainment Village”). Over the past four years, the Company has expended substantial time and resources on designing the Casino Project and, in conjunction with EPR, working with local, state and federal agencies and officials to obtain the necessary permits and approvals to begin construction.

The Company effected a 1-for-5 reverse stock split of its outstanding shares of common stock on December 23, 2015. The share information presented in this registration statement reflects this 1-for-5 reverse stock split. However, the information presented in the financial statements incorporated herein by reference are presented on a pre-reverse split basis only.

Our principal executive offices are located at Monticello Casino and Raceway, 204 State Route 17B, P.O. Box 5013, Monticello, New York 12701, and our telephone number is (845) 807-0001. Our website address is www.empireresorts.com. Except for the documents referred to in the section “Incorporation of Certain Information by Reference,” which are specifically incorporated by reference in this prospectus, information contained on our website or that can be accessed through our website does not constitute a part of this prospectus. We have included our website address only as an interactive textual reference and do not intend it to be an active link to our website.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the following risk factors, as well as those set forth in our most recent Annual Report on Form 10-K on file with the Securities and Exchange Commission, which are incorporated by reference in this prospectus. If any of these risks actually occur, our business, financial condition and results of operations could be materially harmed. In addition, risks and uncertainties not presently known to us or that we currently deem immaterial may also materially harm our business, financial condition and results of operations. If this were to happen, the value of our common stock could decline significantly and you could lose all or part of your investment. Please see “Cautionary Statement Concerning Forward-Looking Statements” and “Incorporation by Reference.”

Risks Related to this Offering

Sales of shares sold in the offering may cause the market price of our shares to decline.

Upon the effectiveness of the registration statement, an aggregate of an additional 27,079,454 shares of common stock held by the selling stockholder may be freely sold in the open market, subject to Section 16(b) of the Securities Exchange Act of 1934, as amended. The sale of a significant amount of these shares of common stock in the open market, or the perception that these sales may occur, could cause the market price of our common stock to decline or become highly volatile.

Our largest stockholder, Kien Huat Realty III Limited (“Kien Huat”), who is the selling stockholder, has the ability to control our business direction and could prevent or cause a change in corporate control.

On February 22, 2016, Kien Huat owned approximately 88.73% of our outstanding shares of common stock following the consummation of the rights offering and the issuance of shares of common stock upon conversion of a convertible promissory note in the principal amount of $17.4 million issued to Kien Huat (the “Kien Huat Note”). As such, Kien Huat is likely in a position to control the Board and the officers and could also have controlling influence over the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. Although Kien Huat has expressed no interest in doing so, Ken Huat is not restricted from acquiring additional shares of our common stock, including through open-market purchases, and, pursuant to Delaware law, if Kien Huat obtains 90% or more of our outstanding common stock, Kien Huat would have the ability to effect a short-form merger of the Company without approval of the board of directors or the Company’s other stockholders. Such a merger could result in changes to the Company’s capital structure, such as the Company becoming a wholly-owned subsidiary of Kien Huat. However, pursuant to a letter agreement dated February 17, 2016, Kien Huat has agreed neither it or its affiliates will take certain actions in furtherance of a “going private” transaction involving the Company during the period commencing on February 17, 2016 and ending on the earlier of (i) the three year anniversary of the closing of the Rights Offering and (ii) the one year anniversary of the opening of the Casino Project unless such transaction is subject to the approval of (x) a majority of the voting stock of the Company held by stockholders other than the Kien Huat and its affiliates and (y) either (A) a majority of disinterested members of the Board of Directors of the Company (the “Board”) or (B) a committee of the Board composed of disinterested members of the Board.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale or other disposition of the shares of common stock offered hereby.

SELLING STOCKHOLDER

Up to 27,079,454 shares of common stock, referred to as the “resale shares,” are being offered by this prospectus, all of which are being offered for resale for the account of the selling stockholder.

The selling stockholder may from time to time offer and sell pursuant to this prospectus any or all of the shares of our common stock being registered. When we refer to the “selling stockholder” in this prospectus, we mean the person listed in the table below, as well as its donees, pledgees, assignees, transferees, distributees, successors and others who later hold the resale shares.

On June 26, 2014, the Company and Kien Huat entered into a letter agreement (as amended, the “Commitment Letter”), pursuant to which Kien Huat committed to exercise its proportionate share of subscription rights if the Company commenced a rights offering on the terms described in the Commitment Letter (the “Rights Offering”). Under the Commitment Letter, the Company agreed to file a resale registration statement covering all shares of common stock of the Company owned by Kien Huat and not otherwise registered within five business days of the consummation of the Rights Offering. The Company closed the Rights Offering on February 17, 2016 and is filing this registration statement to register all the unregistered shares of common stock held by Kien Huat pursuant to the Commitment Letter.

We will use our commercially reasonable efforts to cause the registration statement of which this prospectus forms a part to be declared effective as soon as practicable.

We have paid all expenses incurred with respect to the registration of the resale shares (excluding any underwriting fees, discounts and commissions attributable to the sale of the resale shares and fees of counsel to the selling stockholder).

The table below sets forth certain information with respect to the ownership of the securities of the Company by the selling stockholder as of February 22, 2016 based on information we believe is correct. Because the selling stockholder may sell, transfer or otherwise dispose of all, some or none of the resale shares, we cannot determine the number of such shares that will be sold, transferred or otherwise disposed of by the selling stockholder, or the amount or percentage of shares of our common stock that will be held by the selling stockholder upon termination of any particular offering. See “Plan of Distribution.” For purposes of the table below, we assume that the selling stockholder will sell all of the resale shares.

In the table below, the percentage of shares owned is based on 31,031,797 shares of our common stock outstanding at February 22, 2016. Except as otherwise indicated, we believe that the selling stockholder has sole voting and investment power with respect to all shares of the common stock shown as beneficially owned by him. The ownership information presented in this table is not necessarily indicative of ownership for any other purpose.

	Prior to the Offering			After the Offering
Name of Selling stockholder	Number of Shares of Common Stock Owned	Percent of Shares of Common Stock Outstanding	Number of Shares of Common Stock Being Registered for Resale	Number of Shares of Common Stock Owned	Percent of Shares of Common Stock Outstanding
Kien Huat Realty III Limited (1)	27,533,067	88.73%	27,079,454	453,613		*

*	Represents less than 1%.

(1)	Kien Huat and Lim Kok Thay share the voting and dispositive power over securities of the Company held by Kien Huat.

DESCRIPTION OF CAPITAL STOCK

General

The following is a summary of our capital stock and certain provisions of our amended and restated certificate of incorporation, as amended, and second amended and restated bylaws. This summary is not complete and is qualified in its entirety by the provisions of our amended and restated certificate of incorporation and seconded amended and restated bylaws, each as amended to date. The summary is not complete. You should read our amended and restated certificate of incorporation and amended and restated bylaws for the provisions that are important to you.

Our authorized capital stock consists of 150,000,000 shares of common stock and 5,000,000 shares of preferred stock, of which 95,000 shares have been designated Series A Junior Participating Preferred Stock, $.01 par value per share, 821,496 shares have been designated Series B Preferred Stock, $.01 par value per share, 137,889 shares have been designated Series C Preferred Stock, $.01 par value per share, 4,000 shares have been designated Series D Preferred Stock, $.01 par value per share, and 1,730,697 shares have been designated Series E Preferred Stock, $.01 par value per share.

New York State Gaming Commission. Our capital stock is transferable subject to the provisions of Section 303 of the Racing, Pari-Mutuel Wagering and Breeding Law, so long as we hold directly or indirectly, a racing license issued by the New York State Gaming Commission (formerly the New York Racing and Wagering Board), and may be subject to compliance with the requirements of other laws pertaining to licenses held directly or indirectly by us. The owners of capital stock issued by the Company may be required by regulatory authorities to possess certain qualifications and may be required to dispose of their capital stock if the owner does not possess such qualifications.

Common Stock

As of February 22, 2016, there were 31,031,797 shares of common stock outstanding and 208 holders of record of our common stock.

Voting. Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the holders of common stock.

Dividends. Subject to preferences that may be applicable to any then outstanding preferred stock, and further subject to any contractual limitations on the declaration, setting aside or payment of dividends, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preferences that may be granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences. The common stock has no preemptive, conversion or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, which we may designate and issue in the future.

Our common stock is admitted for trading on the Nasdaq Global Market under the symbol “NYNY”.

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

Preferred Stock

Our board of directors has the authority to issue up to an aggregate of 5,000,000 shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and rights, and qualifications, limitations or restrictions thereof, of each such series without any further vote or action by the stockholders, of which an aggregate of 2,789,082 have been designated as a previously issued series of preferred stock. 44,258 shares of Series B Preferred Stock are currently outstanding and 1,551,213 shares of Series E Preferred Stock are currently outstanding.

The Delaware General Corporation Law provides that the holders of preferred stock will have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights provided for in the applicable certificate of designation.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. Preferred stock could be issued quickly with terms designed to delay or prevent a change in control of our Company or make removal of management more difficult. Additionally, the issuance of preferred stock could have the effect of decreasing the market price of our common stock.

Delaware Anti-Takeover Law and Provisions of our Certificate of Incorporation and Bylaws

Delaware Anti-Takeover Law

We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with, or controlling, or controlled by, the entity or person. The term “owner” is broadly defined to include any person that, individually, with or through that person’s affiliates or associates, among other things, beneficially owns the stock, or has the right to acquire the stock, whether or not the right is immediately exercisable, under any agreement or understanding or upon the exercise of warrants or options or otherwise or has the right to vote the stock under any agreement or understanding, or has an agreement or understanding with the beneficial owner of the stock for the purpose of acquiring, holding, voting or disposing of the stock.

The restrictions in Section 203 do not apply to corporations that have elected, in the manner provided in Section 203, not to be subject to Section 203 of the Delaware General Corporation Law or, with certain exceptions, which do not have a class of voting stock that is listed on a national securities exchange or authorized for quotation on the Nasdaq Stock Market or held of record by more than 2,000 stockholders. Our amended and restated certificate of incorporation and amended and restated bylaws do not opt out of Section 203.

Section 203 could delay or prohibit mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Certificate of Incorporation and Bylaws

Provisions of our amended and restated certificate of incorporation and amended and restated bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, our amended and restated certificate of incorporation and amended and restated bylaws:

•	permit our board of directors to issue up to an additional 2,210,918 shares of preferred stock, without further action by the stockholders, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change in control;

•	provide that the authorized number of directors may be changed only by resolution of the board of directors;

•	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);

•	provide that special meetings of our stockholders may be called only by the chairman of the board or by the board of directors; and

•	set forth an advance notice procedure with regard to the nomination, other than by or at the direction of our board of directors, of candidates for election as directors and with regard to business to be brought before a meeting of stockholders.

Limitation of Liability; Indemnification

Our amended and restated certificate of incorporation contains certain provisions permitted under the Delaware General Corporation Law relating to the liability of our directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving wrongful acts, including:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	any unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions as provided in Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derives an improper personal benefit.

These provisions do not limit or eliminate our rights or those of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws. Our amended and restated bylaws also contain provisions indemnifying our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We believe that these provisions are necessary to attract and retain qualified individuals to serve as directors and officers.

PLAN OF DISTRIBUTION

We are registering the shares of common stock to permit the resale of these shares of common stock by the selling stockholder from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholder of the shares of common stock. We will bear all fees and expenses incident to the registration of the shares of common stock.

The selling stockholder may sell all or a portion of the shares of common stock beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholder will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	sales pursuant to Rule 144, if and when available;

•	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholder effects such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholder or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholder may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholder may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholder may pledge or grant a security interest in some or all of the shares owned by him and, if he defaults in the performance of his secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholder also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholder and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares of common stock against certain liabilities, including liabilities arising under the Securities Act.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus forms a part.

The selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to this prospectus, estimated to be $128,267 in total, including, without limitation, Commission filing fees; provided, however, that the selling stockholder will pay all underwriting discounts and selling commissions, if any. We will be indemnified by the selling stockholder against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of the selling stockholder.

LEGAL MATTERS

Certain legal matters in connection with the securities will be passed upon for us by Ellenoff Grossman & Schole LLP.

EXPERTS

The consolidated financial statements of Empire Resorts, Inc. appearing in Empire Resorts, Inc.’s Annual Report (Form 10-K) as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014 including schedule appearing therein, and the effectiveness of Empire Resorts, Inc.’s internal control over financial reporting as of December 31, 2014, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, reports quarterly and special reports, proxy statements and other information with the Commission. Information filed with the Commission by us can be inspected and copied at the Public Reference Room maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the Commission at prescribed rates. Further information on the operation of the Commission’s Public Reference Room in Washington, D.C. can be obtained by calling the Commission at 1-800-SEC-0330. The Commission also maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the Commission. The address of that website is www.sec.gov.

INCORPORATION BY REFERENCE

The rules of the Commission, allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the Commission on March 10, 2015;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015 filed with the Commission on May 6, 2015, for the fiscal quarter ended June 30, 2015 filed with the Commission on August 5, 2015, and for the fiscal quarter ended September 30, 2015 filed with the Commission on November 9, 2015;

•	our Current Reports on Form 8-K file with the SEC on June 1, 2015, July 7, 2015, July 9, 2015, September 10, 2015, November 3, 2015, December 23, 2015, December 31, 2015, January 4, 2016, January 25, 2016 and February 18, 2016;

•	our Definitive Proxy Statement on Schedule 14A filed with the Commission on September 23, 2015;

•	our Preliminary Information Statement on Schedule 14C filed with the Commission on September 30, 2015;

•	our Definitive Information Statement on Schedule 14C filed with the Commission on October 14, 2015; and

•	the description of our common stock that is contained in our Form 8-A filed on June 20, 2001 as may be further amended from time to time.

We also incorporate by reference all additional documents that we file with the Commission under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act that are made after the initial filing date of this registration statement of which this prospectus is a part. Notwithstanding the foregoing, we are not incorporating by reference any documents, portions of documents, exhibits or other information that is deemed to have been furnished to, rather than filed with, the Commission.

Any statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference in this prospectus modifies or supersedes such statement.

Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference the exhibit in this prospectus. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from:

Empire Resorts, Inc.

c/o Monticello Casino and Raceway

204 State Route 17B, P.O. Box 5013

Monticello, New York 12701

Attention: Secretary

(845) 807-0001

EMPIRE RESORTS, INC.

27,079,454 Shares of Common Stock

PROSPECTUS

            , 2016

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth all expenses to be paid by the registrant. All amounts shown are estimates except for the registration fee.

SEC registration fee	$39,267

Printing	5,000

Legal fees and expenses	25,000

Accounting fees and expenses	50,000

Miscellaneous	9,000

Total	$128,267

Item 15. Indemnification of Directors and Officers

Our amended and restated certificate of incorporation contains certain provisions permitted under the Delaware General Corporation Law relating to the liability of our directors. These provisions eliminate a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving wrongful acts, including:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	any unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions as provided in Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derives an improper personal benefit.

These provisions do not limit or eliminate our rights or those of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws.

Our amended and restated certificate of incorporation also provides that if Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law. We believe that these provisions are necessary to attract and retain qualified individuals to serve as directors and officers.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred for their service for or on our behalf. Our bylaws provide that we shall advance the expenses incurred by a director or officer in advance of the final disposition of an action or proceeding. The bylaws also authorize us to indemnify any of our employees or agents and permit us to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of his or her action in that capacity, whether or not Delaware law would otherwise permit indemnification.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

We have filed the exhibits listed on the accompanying Exhibit Index of this Registration Statement.

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(B)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(3) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York, on February 23, 2016.

EMPIRE RESORTS, INC.

By:	/s/ Joseph A. D’Amato
	Name:	Joseph A. D’Amato
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Nanette L. Horner as his or her true and lawful attorney-in-fact with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that said attorneys-in-fact or her substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Joseph A. D’Amato	Chief Executive Officer and Director (Principal Executive Officer)	February 23, 2016
Joseph A. D’Amato

/s/ Laurette J. Pitts Laurette J. Pitts	Executive Vice President, Chief Operating Officer and Chief Financial Officer (Principal Financial and Accounting Officer)	February 23, 2016

/s/ Emanuel R. Pearlman	Chairman of the Board	February 23, 2016
Emanuel R. Pearlman

/s/ Edmund Marinucci	Director	February 23, 2016
Edmund Marinucci

/s/ James Simon	Director	February 23, 2016
James Simon

/s/ Nancy A. Palumbo	Director	February 23, 2016
Nancy A. Palumbo

/s/ Gregg Polle	Director	February 23, 2016
Gregg Polle

EXHIBIT INDEX

5.1	Opinion of Ellenoff Grossman & Schole LLP*

23.1	Consent of Ernst & Young LLP*

23.2	Consent of Ellenoff Grossman & Schole LLP (included in Exhibit 5.1)*

24.1	Power of Attorney (contained on Signature Page hereto)

*	Filed herewith